Exhibit 10.40

Line of Credit Agreement

No.: 2008 Wu Zhong Yin Shou Zi No. 0805006

Party A: Multi-Fineline Electronix (Suzhou No.2) Co., Ltd.

Business license No.: 011598

Legal representative: Phil Harding

Principal place of business: No. 68, Nanhu Road, Dongwu Industrial Area, Wuzhong Economic Development District, Suzhou City Postal code: 215128

Financial institution of deposit and account no.:

Phone: 65130088 Fax:

Bank of China: Bank of China Co., Ltd. Suzhou Wuzhong Sub-branch

Person in charge: Zhang Shu

Principal place of business: No. 108, Dongwu North Road, Wuzhong District Postal code: 215128

Phone: 65272848 Fax:

To develop friendly and mutually beneficial cooperative relations, Party A and Party B have hereby voluntarily concluded the following agreement on the principles of equality, mutual benefit and good faith.

Article 1 Scope of Business

Party B shall provide a line of credit to Party A in accordance with this agreement. subject to this agreement and the covenants of related single Party B of China to complete short term RMB loans (including use such as “taking out new loans to repay old ones”), foreign currency short term loans (including use such as “taking out new loans to repay old ones”) and issuance of bank acceptance bills and settlement financing business (collective referred to as “single credit business”) according to prescribed procedures. As used in this agreement, settlement financing business shall refer to issuance of letter of credit, import bill purchase, shipping guarantee, packing loan, export bill purchase, acceptance bill discount and issuance of letter of guarantee/standby letter of credit under a usance letter of credit, export commercial invoice discount, outgoing remittance financing, stand-in payment overseas, forward settlement and sale of foreign currency products and financing under factoring, etc., as well as trade financing products based on export and import business and provided by Party B according to Party A’s need (including combinations and innovations of relevant products).

Article 2 Type and Amount of Line of Credit

Party B agrees to provide Party A with the following line of credit, with a total equivalent to RMB 100 million Yuan; line of credit used by business in foreign shall be calculated in RMB converted at the exchange rate in item 1 below:

1. The foreign exchange sale price posted by the Party B on the date this agreement takes effect;

2. The foreign exchange ___ price posted by the State Foreign Exchange Administration on the date this agreement takes effect.

The line of credit that Party B agrees to provide to Party A includes:

1. RMB short term loan line 40 million Yuan;

2. Settlement financing business line (no itemized lines shall be created, used for completing issuance of letter of credit, import bill purchase, shipping guarantee, packing loan, export bill purchase, acceptance bill discount and issuance of letter of guarantee/standby letter of credit under a usance letter of credit, export commercial invoice discount, outgoing remittance financing, stand-in payment overseas, forward settlement and sale of foreign currency products and financing under factoring, etc.) in the amount of 60 million Yuan;

Of which: issuance of letter of guarantee line in the amount of 60 million Yuan;

As of the date of execution of this agreement, credit balance that Party A has already incurred at Party B shall be deemed to be credit incurred under this agreement and uses the line of credit Party B has approved for Party A under this agreement.

Article 3 Use of Line of Credit

1. During the term of use of the line of credit agreed upon in Article 5 of this agreement, Party A may use the corresponding line within the scope of single credit business lines that does not exceed the range agreed upon in the preceding article in the manner specified in item (1) below:

(1) Revolving use;

(2) One time use.

2. In the event that Party A needs to use various amounts of the single credit business line agreed upon in Article 2 on a swapped basis or makes any adjustment to the method of use of the lines in this Article 1, it shall submit an application in writing to Party B. Party B shall decide whether to make the swap and adjustment as well as the specific method for such a swap and adjustment.

3. In the event that the settlement financing business whose completion according to proper procedures Party A applies falls into the category of one of the following circumstances, it shall not use the line of credit:

(1) Export bill purchase for which there is complementary consistency between the letter of credit and trading documents;

(2) Bank acceptance bill discount under a usance letter of credit accepted by Party B;

(3) Ability to provide sufficient deposit as a pledge guarantee;

(4) Ability to provide treasury bonds, a Bank of China certificate of deposit or other bank acceptance bills accepted by Bank of China as a sufficient pledge guarantee;

(5) Ability to provide a letter of guarantee and a standby letter of credit accepted by Party B as a sufficient pledge guarantee; and

(6) The portion indicated in any single item agreement that does not use the line of credit.

4. When a single business transaction under settlement financing business or when this agreement completed according to proper procedures does not use the line of credit, the binding force of the clauses of this agreement on the parties shall not be affected.

Article 4 Agreements That Need to Be Signed for Completing Single Credit Business Transaction According to Proper Procedures

When Party A applies with Party B for completion of a single credit business transaction under this agreement according to proper procedures, it shall execute the following agreements with Bank of China (collective referred to as a single item agreement), including:

1. For any RMB short term loan, a RMB loan agreement (short term) shall be executed with Party B;

2. For foreign currency short term loan, a foreign currency loan agreement shall be executed with Party B;

3. For issuance of a bank acceptance bill, a commercial bill acceptance agreement shall be executed with Party B;

4. For legal person account overdraft, a legal person account overdraft contract shall be executed with Party B;

5. For international settlement financing business, an applicable application shall be chosen jointly with Party B or the attachment or application below shall be executed:

A. Through consensus, modifications and consent of the parties, the following appendices hereby constitute single item agreements and are an integral whole to this agreement:

For the following appendices, those with a “✓ ” in a “☐” indicates “applicable” and those indicated with a “×” indicates “not applicable.” For applicable appendices, the parties shall need to affix their official seals or special business seals thereon. Neither party shall raise objections to the validity of the appendices as binding legal documents on the parties.

☑ Appendix (6): used for issuance of letters of guarantee business.

B. The following applications shall be submitted by Party A to Party B for completing of settlement financing business according to proper procedures and shall constitute an integral whole to this agreement:

(1) Application for issuance of a letter of guarantee.

(2) Application for change to a letter of guarantee.

C. Other agreements and applications.

6. Any other written agreement executed by and between the parties in single credit business and the loan receipts, applications, letters used for withdrawals and vouchers, etc., submitted or done by Party A to Party B, whose validity has been verified by Party B.

For any single item agreement that constitutes part of this agreement, the parties shall determine their rights and obligations according to the single item agreements and this agreement, especially with respect to the balance of the debt claims of Party B against Party A. In the event of any discrepancy in content between a single item agreement and this agreement, the single item agreement shall control.

Article 5 Term of Use of the Line of Credit

The term of use of the line of credit under this agreement shall begin on the effective date of the agreement agreed upon under Article 18 and shall end on January 24, 2009.

The term of use of line of credit cannot be automatically renewed.

Prior to the expiration of the term of use of line of credit, upon application by Party A to Party B, upon obtaining the consent of Party B and finalization of the guarantee items, a renewal shall be granted in writing. The written renewal agreement shall prescribe the new term of use of line of credit.

Upon expiration of the term of use of line of credit, single credit business transactions that have occurred between Party A and Party B in accordance with this agreement shall continue to be performed in accordance with this agreement and the covenants regarding single item agreements. The debt claims and debts incurred shall not be affected.

Article 6 Prerequisite for Completing Single Credit Business According to Proper Procedures

Party A’s application for completion of any single credit business under this agreement shall be subject to satisfaction of the following conditions:

1. Prior to the expiration of the term of use of the line of credit agreed upon in Article 5 of this agreement, submit an application to Party B on the appropriate single credit business;

2. Leave corporate documents, vouchers, seals, list of relevant personnel and sample signatures related to execution of this agreement and the single item agreement with Party B in advance and properly complete the relevant vouchers;

3. The account required for completing issuance of the single credit line as required by Party B;

4. Proper completion of the legal and administrative examination and approval procedures necessary for the single credit business according to proper procedures and submit copies of the examination and approval documents or photocopies that are consistent with the originals according to the requirements of Party B; in the event that the relevant procedures must be handled by Party B, Party A hereby agrees to provide all cooperation;

5. Satisfaction of other prerequisites for completion of business according to proper procedures or other prerequisites for withdrawals agreed upon in the single item agreements;

6. A single transaction business has passed an internal examination by Party B, Party B agrees to issue a single credit and notifies Party A orally or in writing;

7. The deposit has been paid or the guarantee agreement required for execution by Party B has taken effect;

8. Party A has not breached on the statements and promises agreed upon in Article 10;

9. The guarantee agreed upon in Article 9 has taken effect;

10. Other conditions that Party B believes Party A should satisfy.

Article 7 Obligations of Party B

Party B has the following obligations:

1. To promptly handle single credit business applications by Party A in accordance with the covenants of a single item agreement;

2. When handling a single credit business application made by Party A, to provide civilized services; and

3. To attach importance to the supervision, challenge and criticism made by Party A and properly handle same.

Article 8 Obligations of Party A

Party A has the following obligations:

1. To promptly pay the fees to Party B be borne by Party A in using the line of credit according to the covenants of this agreement and the single item agreements. The method for calculating such fees shall be implemented in accordance with the rules of Party B;

2. To promptly pay the provisions to Party B in accordance with the covenants of this agreement and the single item agreements;

3. In accordance with the covenants of this agreement and the single item agreement, to promptly pay off Party A’s debts to Party B, including but not limited to the principal, interest, penalty interest, related fees and any loss from differences in exchange rate resulting from Party A’s breach;

4. Use the proceeds of funds obtained for the purpose agreed upon in this agreement and the single item agreements.

Article 9 Guarantee (This article shall not be applicable)

For Party A’s debt to Party B incurred by its use of the line of credit under this agreement in accordance with this agreement and the single item agreements (including after adjustment of the type within the total line of credit), the parties hereby agree to provide a guarantee using the method provided in item ____below:

1.                                               shall provide a maximum amount guarantee and shall sign a “Maximum amount guarantee agreement,” number                         .

2.                                               shall provide a maximum amount mortgage and shall sign a “Maximum amount mortgage agreement,” number                    .

Upon the occurrence of any event that Party B believes affects the ability of Party A or its guarantee to perform the contract, or upon invalidation of the guarantee document or deterioration of the financial status of the guarantee or a reduction in its ability to repay debt due to any other cause or upon any breach by the guarantor for any contract with Party B including another guarantee type agreement or upon depreciation, destruction, damage, loss or seizure of the collateral, thus leading to a significant reduction in or loss of the guarantee ability, Party B shall have the right to request that Party A replace the guarantor or provide a new collateral to guarantee the debt of Party A to Party B.

Article 10 Statements and Promises

Party A hereby makes the following statement:

1. Party A is a corporate legal person set up and existing in accordance with law. It has completed industry and commerce registration procedures or will do so in a timely manner, has all necessary rights and can perform the obligations under this agreement and the single item agreements in its own name;

2. The execution and performance of this agreement and the single item agreements is an indication of the true intent of Party A, for which legitimate and valid corporate authorization has been obtained in accordance with the articles of association or other internal management document of the enterprise and which shall not violate any agreement, contract and other legal documents binding on Party A;

3. All documents, financial statements, vouchers and other information provided by Party A to Party B under this agreement and the single item agreements are true, complete, accurate and valid;

4. The background of the transaction for which Party A has filed an application with Party B for completion of business according to proper procedures is true and legitimate, and is not used for any illegal purpose such as money laundering. Furnishing by Party A of any documents to Party B as required by Party B shall not be construed as the undertaking by Party B of any obligation and responsibility to examine the truthfulness and legitimacy of the transactions conducted by Party A;

5. Party A has not concealed to Party B any event that affects its and its guarantor’s financial status and their contract performance ability.

Party A promises as follows:

1. To regularly submit its financial statements (including but not limited to annual statements, quarterly statements and monthly statements) and other related information to Bank of China;

2. To accept and cooperate with Bank of China in inspection and supervision of the use of its line of credit and relevant production, operational and financial activities.

3. In the event that Party A has signed a counter guarantee agreement or similar agreement together with the guarantor of this agreement with respect to its guarantee obligations, such an agreement shall not compromise any right of Party B under this agreement;

4. Upon the occurrence of any event that affects the financial status and contract performance ability of Party A or its guarantor, including but not limited to any reduction in registered capital, transfer of any major asset or equity, undertaking of any major debt or encumbrance of any new major debt on the collateral, the seizure of the collateral, dissolution, revocation, major lawsuit, involvement of top management in lawsuits or criminal case and (being subject to) application for bankruptcy, etc., Party A shall notify Party B in the fastest manner and without hesitation; replace the guarantor at the request of Party B or provide a new guarantee or add a new guarantee.

5. Party A shall seek the written consent of Party B before it is involved in any change of operating modes, such as any form of partitioning, merger, cooperative business, joint venture with a foreign investor, cooperation, contractual operations, reorganization, restructuring and plan for being listed on the stock exchange, etc.;

6. For any matters not agreed upon in this agreement, Party A hereby agrees to handle them according to international practices and the applicable rules of Party B.

7. Party A shall report any affiliated transactions involving more than 10% of Party A’s net assets to Party B in a timely manner, including:

(1) The affiliation among the parties to the transaction;

(2) The transaction item and the nature of the transaction;

(3) The amount or corresponding percentage of the transaction;

(4) The pricing policies (including transaction without an amount or with only a nominal amount).

Article 11 Adjustment to or Cancellation of the Line of Credit

During the term of use of the line of credit, upon the occurrence of any of the following circumstances, Party B shall have the right to adjust or cancel the line of credit for Party A at any time and declare the accelerated maturity of any debt already incurred:

1. The occurrence of any event of breach set forth in Article 12 of this agreement;

2. Any news on the market or industry involved that Party B deems to have major adverse significance;

3. Party B believes that the state, a foreign government or international organization promulgates a certain restrictive policy or may have a major negative impact on the trade or industry in which this agreement is involved.

4. Party A’s financial status experiences a serious deterioration or its production and operations experience a serious difficulty.

Article 12 Event of breach

Any of the following events shall constitute a breach by Party A under this agreement:

1. Failure to perform payment and payoff obligations to Party B in accordance with the covenants of this agreement and the single item agreements;

2. Failure to pay the provisions to Party B in accordance with the covenants of this agreement and the single item agreements;

3. Failure to use the funds obtained for the agreed upon purpose in accordance with the covenants of this agreement and the single item agreements;

4. The statements made by Party A in this agreement are untrue or violate the promises made thereby in this agreement;

5. Violating other covenants in this agreement and the single item agreements with respect to the rights and obligations of the parties;

6. The occurrence of an event of breach under another contract between Party A and Party B;

7. The occurrence of any of the following actions on the part of Party A:

(1) Providing false materials or concealing major facts on operations and finances;

(2) Changing the original purpose of the credit grant without the consent of Party B, misappropriate the proceeds from the credit or using the bank credit to engage in illegal and irregular transactions;

(3) Using false contracts with an affiliate to discount or pledge debt claims such as notes receivable and accounts receivable, etc., without any trade background, at the bank, in order to obtain bank funds or credits;

(4) Refusing to accept supervision and inspection by Party B of its use of the credit funds and relevant operational and financial activities;

(5) The occurrence of circumstances such as a major merger, acquisition and reorganization, etc., which Party B believes may affect the security of the credit assets;

(6) Attempting to evade bank debt claims through an affiliated transaction.

Upon the occurrence of any of the event of breach set forth in the preceding clause, Party B shall have the right to separately or concurrently take the following measures:

1. Reduce or cancel the line of credit that Party B has granted to Party A;

2. Immediately declare that all of the principal and interest of the outstanding loan / financed funds and other payments due under the single item agreement are immediately due without giving Party A any prior notice;

3. Without giving Party A any prior notice, directly deduct the debt principal and interest, penalty interest and loss from difference in exchange rate due and payable from Party A from accounts that Party A has opened with Party B and other institutions of Bank of China; funds in the accounts that have not matured shall be deemed to have been accelerated; therefore, any loss suffered shall be borne by Party A on its own. In the event that the account currency is calculated in a different currency from the business price calculation currency of Party B, a conversion shall be made at the exchange rate determined by Party B on the date of the deduction;

4. Dispose of the collateral property, and use the proceeds received for repayment on a preferred basis or recover from the guarantor;

5. Take any other measure that Party B deems necessary and feasible.

Article 13 Other Covenants

Without the written consent of Party B, Party A shall not assign any right and obligation under this agreement to any third party.

In the event that due to business need, Party B needs to authorize other branch and sub-branch agencies of Bank of China (including branches and sub-branches with competent jurisdiction) to exercise its rights and perform its obligations under this agreement, Party A shall accept this. Other branch and sub-branch agencies of Bank of China authorized by Party B shall have the right to exercise all of the rights under this agreement, file a lawsuit with the court or submit any dispute under this agreement to an arbitration agency for arbitration. Party A hereby waives any objections to the subject matter of other branch and sub-branch agencies of Bank of China with respect to such a lawsuit or arbitration proceedings.

Without affecting other covenants of this agreement, this agreement shall be legally binding on the parties and their respective successors and assignees generated in accordance with law.

In the event that an interest payment date in the single item agreements is a legal holiday or day off, then the date of interest payment shall be postponed to the first business day after such a legal holiday or day off. Interest during this period shall accrue on a deferred basis.

Article 14 Rights Reservation

Failure by Party B to exercise some of its rights under this agreement or its failure to demand performance by Party A of some of its obligations shall not operate as waiver or exemption by Party B of such a right or obligation, nor shall it constitute any waiver or exemption by Party B of other rights under this agreement or other obligations of Party A.

No grace or extension granted by Party B to Party A or suspension by Party B to exercise its right under this agreement shall affect any right that Party B is entitled to in accordance with this agreement as well as applicable laws and regulations and nor shall they be deemed to be a waiver by Party B of the aforementioned rights.

Article 15 Contract Change, Dissolution and Interpretation

Unless otherwise provided in this agreement, this agreement shall only be modified, supplemented or dissolved upon the written consent of both parties. Any change and supplement to this agreement shall constitute an integral part of this agreement.

The invalidity of any clause of this agreement shall not affect the validity of the remaining clauses.

The headings and business names in this agreement and the single item agreements shall be for the convenience of reference only and shall not be used in interpreting the relationship of rights and obligations between the parties.

Article 16 Resolution of Dispute

This agreement shall be governed by laws of the People’s Republic of China.

All disputes and controversies arising from or relating to this agreement shall be resolved through consultations between the parties. Upon failure of such consultations, either party may resolve same in the manner set forth in item 2 below:

1. File a lawsuit against Party B with the People’s Court at the location of Bank of China or at the domicile of other branch and sub-branch agencies of Bank of China that perform its obligations and exercise its rights under this agreement in accordance with law;

2. File a lawsuit against Party B with the People’s Court with competent jurisdiction;

3. Submit a claim to the                                      arbitration committee located at                     .

Article 17 Notarization (this is an optional clause. The parties have chosen 2: 1. applicable; 2. not applicable)

Within ____ business days after this agreement is signed and takes effect, Party A and Party B shall proceed to the office of notary public to complete mandated notarization. The notarization fee shall be borne by Party __.

Article 18 Effectiveness of Agreement

This agreement shall take effect upon affixation hereto of the signatures or seals and business seals (or special seals for contracts) by the legal representatives or authorized signatories of the parties, whichever date is later.

This agreement shall be in duplicate copies, with one copy to be held by each of the parties and the guarantor. The copies shall have the same validity.

Article 19 Special Reminders

Party A and Party B have held adequate consultations with respect to this agreement, including the single item agreements.

Party B has drawn the special attention of Party A to all the clauses involving the rights and obligations of the parties and to have a comprehensive and accurate understanding of same. Party B has provided appropriate explanations of the aforementioned clauses at the request of Party A.

Party A : Multi-Fineline Electronix (Suzhou No.2) Co., Ltd.	Party B: Bank of China Co., Ltd. Suzhou Wuzhong Sub-branch

Legal representative or authorized signatory: /s/ Philip A. Harding	Legal representative or authorized signatory: /s/ Zhu Chun Fu

2008, 1 month 24 day	2008 ___ month ___ day

Location: Bank of China Suzhou Wuzhong Sub-branch	Location: Bank of China Suzhou Wuzhong Sub-branch

Appendix (6): To Be Used in the Business of Issuing Letters of Guarantee and Standby Letters of Credit

This appendix constitutes part of 2008 Zhong Yin Shou Zi No. 0805006 “Line of Credit Agreement” (hereinafter referred to as “the agreement”) signed by and between Multi-Fineline Electronix (Suzhou No. 2) Co., Ltd. (hereinafter referred to as “Party A”) and Bank of China Co., Ltd. Suzhou Wuzhong Sub-branch (hereinafter referred to as “Party B”) on 2008 1 month 24 day.

1. In case of any conflict between the contents agreed upon in this appendix and the agreement, covenants of this appendix shall control.

2. When Party A applies with Party B for issuing a letter of guarantee/standby letter of credit, it shall meet the prerequisite agreed upon in Article 6 of the agreement.

3. Issuance of and modifications to letters of guarantee/standby letters of credit:

(1) If Party B accepts an application by Party A to issue a letter of guarantee/standby letter of credit, it shall issue a letter of guarantee/standby letter of credit according to the agreement between the parties.

(2) For details of the letter of guarantee/standby letter of credit issued by Party B based on an application by Party A, refer to the “Application for issuing a letter of guarantee/standby letter of credit” submitted by Party A to Party B, whose final contents shall be subject to the letter of guarantee/standby letter of credit issued by Party B.

(3) In the event that Party A needs to make any modification to a letter of guarantee/standby letter of credit, it shall submit an “Application for change to letter of guarantee/standby letter of credit” to Party B. In the event that any change to a letter of guarantee/standby letter of credit involves the amount, type of currency, interest and term, etc. and that Party B believes that the change will increase its own guarantee obligation, Party B shall have the right to request that Party A increase its guarantee deposit, and / or request that Party A obtain the signature and consent of the counter guarantor on the “Application for change to letter of guarantee/standby letter of credit.” Otherwise, Party B shall have the right to refuse to accept the application by Party A for such a change.

(4) No change to a letter of guarantee/standby letter of credit shall modify any other right and obligation of Party A in the agreement and this appendix.

4. Party A shall remit payments in accordance with the covenants of Article to of “Application for issuing a letter of guarantee/standby letter of credit.”

5. Party A agrees that during the term of a letter of guarantee/standby letter of credit, upon the occurrence of a claim under the letter of guarantee/standby letter of credit, if an examination by Party B finds that the beneficiary’s documents meet the covenants of the letter of guarantee, Party B shall have the right to make a direct deduction of the appropriate amount from the provisions paid by Party A to perform the payment obligation to the external party. In the event that insufficient provisions of Party A lead to Party B’s advance payment of such a claim to the external party, once the claim is paid, it shall constitute debt of Party A to Party B under the agreement and this appendix. The interest rate of the advance payment shall be calculated at Party B’s interest rate for overdue loans.

6. In addition to the items agreed upon under Article 10 of the Agreement, Party A hereby makes the following additional commitment to Party B in order to transact the business under this appendix:

(1) If any other bank is authorized to issue of any letter of guarantee/standby letter of credit, Party A agrees to undertake all risks and responsibilities of Party B to the stand-in bank under the letter of guarantee/standby letter of credit;

(2) With respect to the underlying agreement on which the letter of guarantee/standby letter of credit is based, Party A shall immediately notify Party B of any circumstance affecting Party B’s guarantee responsibilities, such as the implementation of, change and modification to and termination of the underlying transaction;

(3) Party A shall cooperate with Party B in completing the relevant approval procedures for performance under the guarantee to an outside party;

(4) The risks of loss, delay, errors and omissions, destruction and damage of business correspondence and documents under any letter of guarantee/standby letters of credit in the mail, telecommunications transmissions or other transmission processes as well as the risks incurred by Party B in its use of third party services shall be borne by Party A;

(5) In the event that a letter of guarantee/standby letter of credit has no clear expiration date, is governed by foreign laws or practices and has no clear amount of guarantee deposit etc., Party A agrees to indemnify for all risks, liabilities and losses that might occur to Party B as a result thereof;

7. In addition to the circumstances agreed upon in Article 12 of the agreement, failure by Party A to perform its promise under Article 6 of this appendix shall also be deemed an event of breach of Party A under the agreement and this appendix. Party B shall have the right to exercise its right agreed upon in Article 12 of the agreement.